CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 220 to the Registration Statement of The Advisors' Inner Circle Fund III (Form N-1A: File No. 333-192858) of our report dated September 27, 2019, on the financial statements and financial highlights of KBI Global Investors Aquarius Fund constituting The Advisors’ Inner Circle Fund III (the “Fund”)) included in the Fund’s Annual Reports to shareholders for the year ended July 31, 2019.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania

November 27, 2019